Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Xenetic Biosciences, Inc. on Form S-4 of our report dated March, 29, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

March 29, 2019